Exhibit 5.1

Letterhead of Gibson, Dunn & Crutcher LLP

September 24, 2008

TerreStar Corporation
12010 Sunset Hills Road
9th Floor
Reston, VA 20190

Re:	TerreStar Corporation Registration Statement on Form S-3 (File No. 333- 152188 )

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333- 152188 , as amended (the "Registration Statement"), of TerreStar Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of the resale, by certain of the Company's stockholders, of up to 68,908,636 shares of the Company’s common stock, par value $0.01 per share, (the "Shares"), including (a) up to 4,175,908 Shares to be issued to EchoStar Corporation ("EchoStar"), upon its exchange of a portion of $50 million in principal amount of TerreStar Networks Inc., 6.5% Senior Exchangeable PIK Notes due 2014 (the "Exchangeable Notes") originally issued on February 7, 2008;  (b) up to 8,970,000 Shares to be issued to certain existing shareholders upon their exchange of up to $50 million in principal amount of Exchangeable Notes;  (the Shares referred to in clauses (a)-(b), collectively, the "Shares to be Issued") and (c) 13,966,246 Shares issued to EchoStar on February 10, 2008 (the "Issued Shares").

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (a) the Issued Shares are validly issued, fully paid and non-assessable and (b) the Shares to be Issued, when issued in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP